Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 8, 2013 (except for Note 14, as to which the date is March 26, 2013), in the Registration Statement (Form S-1) and related Prospectus of Chimerix, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

October 16, 2013